Keryx Biopharmaceuticals, Inc. Announces Fourth Quarter and
Year End 2006 Financial Results

Keryx to Host Investor Conference Call Today, March 8, 2007
at 8:30am EST

NEW YORK, March 8, 2007 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Highlights:

•
During the fourth quarter, the Company made considerable progress and recently announced that enrollment into the Sulonex Phase III study was complete; all study sites have been closed to further enrollment into this pivotal study which is being conducted pursuant to a Special Protocol Assessment (“SPA”).

•
In November, at the annual meeting of the American Society of Nephrology, final results from the phase II multi-center study entitled: "A randomized, double-blind, placebo-controlled, dose ranging study of the effects of Zerenex™ on serum phosphate in patients with end stage renal disease (ESRD)” was presented in an oral presentation. This Phase 2 study was conducted under an IND (Investigational New Drug) sponsored by the Company's licensors in both the US and Taiwan.

•
In December, at the annual meeting of the American Society of Hematology, interim phase II data was presented in which induction of response and/or disease stabilization was shown in 69% of evaluable patients with relapsed/refractory multiple myeloma who were taking a combination of perifosine and a low-dose of dexamethasone. The majority of the patients had previously been treated with dexamethasone at higher doses. Data was presented by Dr. Paul Richardson of Dana Farber Cancer Institute.

•
The Company announced the appointment of Senator Wyche Fowler, Jr. to its Board of Directors. Sen. Fowler’s extensive legislative experience on general healthcare issues will help us to better anticipate and prepare for future legislation and political issues surrounding novel drug development.

Recent Developments:

The Company also today announced:

•
The Independent Data Safety Monitoring Committee (DSMC) responsible for monitoring Sulonex(TM) (oral sulodexide gelcaps) in the Phase III microalbuminuria and Phase IV macroalbuminuria studies met again recently. Following a review of the blinded and unblinded data from both studies, the DSMC once again concluded that there is no cogent reason to recommend alteration or termination of either trial. The DSMC raised no safety concerns regarding Sulonex or the trials.

•
Michael S. Weiss, the Company’s Chairman and CEO has agreed to terminate the 10b5-1 trading plan that he adopted on August 9, 2006 to facilitate the exercise of stock options and the sale of common stock underlying such options. The plan was scheduled to terminate in October 2008. The termination will become effective 30 days from the date of notice of termination.

Financial Update:

At December 31, 2006, the Company had cash, cash equivalents, investment securities and interest receivable of $125.6 million, compared to $100.7 million at December 31, 2005. The year-over-year increase of $24.9 million is attributable primarily to approximately $82.7 million of net proceeds from our March 2006 registered direct offering, partially offset by increased operating expenses associated with the Company’s clinical programs for Sulonex™, previously referred to as KRX-101, for the treatment of diabetic nephropathy, and KRX-0401, the Company’s lead oncology compound.

The net loss for the fourth quarter ended December 31, 2006 was $18,347,000, or $0.42 per share, compared to a net loss of $9,163,000, or $0.24 per share, for the comparable quarter in 2005, representing an increase in net loss of $9,184,000. The increase in net loss was primarily attributable to a $6,433,000 increase in research and development expenses related to the Company’s SulonexTM pivotal Phase III and Phase IV clinical program and due to a $1,070,000 increase in expenses related to our other clinical compounds.

The net loss for the year ended December 31, 2006 was $73,764,000, or $1.76 per share, compared to the net loss of $26,895,000, or $0.78 per share, for the year ended December 31, 2005, representing an increase in net loss of $46,869,000. The increase in net loss was primarily attributable to a $25,458,000 increase in research and development expenses related to the Company’s SulonexTM pivotal Phase III and Phase IV clinical program and due to a $5,463,000 increase in expenses related to our other clinical compounds.  The increase in net loss was also due to a $13,543,000 increase in non-cash compensation expense primarily related to the application of the Statement of Financial Accounting Standards (SFAS) No. 123R “Share-Based Payment.”

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "During the fourth quarter, we experienced important progress within each of our clinical programs. With respect to Sulonex, enrollment into both the Phase III and Phase IV clinical programs continued as planned and we recently announced the closing of enrollment into the Phase III portion of this pivotal clinical program. In regards to Zerenex, our Phase II data was selected for oral presentation during the American Society of Nephrology Meeting, and interim Phase II data on Perifosine as a treatment for multiple myeloma was presented at American Society of Hematology meeting.” With regard to other developments during the quarter, Weiss added, “On the corporate side, we bolstered our legislative and public policy oversight with the appointment of Sen. Wyche Fowler, Jr. to our Board of Directors and we plan to continue to enhance corporate governance and oversight capabilities on our Board of Directors and within the Company. On the financial side, our balance sheet remains strong as we continue to execute on our business strategy and begin preparation for the commercialization of Sulonex™.”

Today, March 8th, at 8:30am EST, the Company will host an investor conference call during which they will provide a brief financial overview of the Company’s fourth quarter financial results.

In order to participate in the conference call, please call 1-800-894-5910 (U.S.), 1-785-424-1052 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex™, previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex™, an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Sulonex, Zerenex and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Sulonex, Zerenex and KRX-0401; we may not be able to meet anticipated development timelines for Sulonex, Zerenex or KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)	(audited)
REVENUE:

Diagnostic revenue	$45	$--	$103	$--

Service revenue	56	209	431	574

TOTAL REVENUE	101	209	534	574

OPERATING EXPENSES:

Cost of diagnostics sold	71	--	140	--

Cost of services	92	280	390	819

Research and development:
Non-cash compensation	298	55	6,504	594
Other research and development	16,504	8,459	56,139	24,182
Total research and development	16,802	8,514	62,643	24,776

Selling, general and administrative:
Non-cash compensation	569	164	8,408	775
Other selling, general and administrative	2,564	1,401	9,110	3,416
Total selling, general and administrative	3,133	1,565	17,518	4,191

TOTAL OPERATING EXPENSES	20,098	10,359	80,691	29,786

OPERATING LOSS	(19,997)	(10,150)	(80,157)	(29,212)

OTHER INCOME:
Interest and other income, net	1,650	987	6,393	2,317

NET LOSS	$(18,347)	$(9,163)	$(73,764)	$(26,895)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.42)	$(0.24)	$(1.76)	$(0.78)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	43,241,090	37,716,286	41,919,741	34,384,576

Balance Sheet Information:

	December 31, 2006	December 31, 2005*
	(unaudited)

Cash, cash equivalents, interest receivable and investment securities	$125,610	$100,733
Total assets	140,313	105,097
Accumulated deficit	(188,212)	(114,448)
Stockholders’ equity	123,821	94,678

* Condensed from audited financial statements.